Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-61760 on Form N-1A of our report dated November 12, 2025, relating to the financial statements and financial highlights of Fidelity Stock Selector Fund (formerly Fidelity Stock Selector All Cap Fund), appearing on Form N-CSR of Fidelity Capital Trust for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 19, 2025